Exhibit 99

Dollar General Corporation Reports Record Second Quarter Sales and Earnings

  Second Quarter Same-Store Sales Increased 5.9%; Total Sales Improved 11.2%
  Operating Profit Increased 16% to $350 million, or 9.8% of Sales
  Adjusted Net Income Increased 25% to $181 million, or $0.52 per diluted share
  Net Income Increased 3% to $146 million, or $0.42 per diluted share
  Company Raises Full Year Same-Store Sales Outlook to 4% to 6%

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--August 30, 2011--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2011 second quarter (13 weeks) ended July 29, 2011. Net income was $146 million, or diluted earnings per share (“EPS”) of $0.42, compared to net income of $141 million, or diluted EPS of $0.41, in the second quarter (13 weeks) of fiscal 2010. Excluding losses relating to the early repayment of long-term obligations of $58.1 million ($35.4 million, net of income taxes) in the 2011 quarter and $6.4 million ($3.9 million, net of income taxes) in the 2010 second quarter, net income for the 2011 second quarter increased 25 percent to $181 million, or diluted EPS of $0.52, compared to adjusted net income of $145 million, or $0.42 per diluted share in the 2010 second quarter.

“Dollar General delivered strong results for the second quarter,” said Rick Dreiling, chairman and chief executive officer. “Our same-store sales increase of 5.9 percent in the quarter represents an acceleration from the first quarter and demonstrates our ability to balance the challenges of pricing and rising input costs. Our customers are depending on us even more for the convenience and value we offer.

“In this period of economic uncertainty, we continue to focus on factors that we can control, and we still expect to deliver strong financial performance in 2011,” Dreiling continued. “Given our results in the first half of the year, we are raising the low-end of our earnings guidance range reflecting expected same-store sales growth of 4 to 6 percent. For the 53-week fiscal year, we now expect total sales growth of 12 to 14 percent and adjusted EPS of $2.22 to $2.30.”

Second Quarter 2011 Financial Results

Sales increased 11.2 percent to $3.58 billion in the 2011 second quarter compared to $3.21 billion in the 2010 second quarter. Same-store sales increased 5.9 percent in the 2011 quarter and 5.1 percent in the 2010 quarter, with increases in customer traffic and average transaction amount driving the performance in both periods. Consumables sales continued to increase at a higher rate than non-consumables in the 2011 quarter, with the most significant growth related to changes in and further expansion of the Company’s candy and snacks, packaged foods, and perishables offerings. Slower sales growth in the Company’s home, apparel and seasonal categories is attributed to less discretionary spending by consumers.

Gross profit, as a percentage of sales, declined slightly to 32.1% in the 2011 second quarter compared to 32.2% in the 2010 second quarter. The mix of sales in the 2011 period continued to trend toward more consumables, which generally have a lower gross profit rate than non-consumables. In addition, purchase costs increased in the 2011 quarter compared to the 2010 quarter, primarily due to increased commodity and fuel costs. Cost of goods sold includes charges of $10.7 million in the 2011 second quarter and $0.7 million in the 2010 second quarter to increase the Company’s LIFO reserve. These factors were substantially offset by increased pricing, lower markdowns, improved inventory shrinkage and lower distribution center costs, each as a percentage of sales.

Selling, general and administrative expenses (“SG&A”), as a percentage of sales, was 22.3 percent in the 2011 second quarter compared to 22.9 percent in the 2010 second quarter, a decrease of 54 basis points. The decline in SG&A as a percentage of sales in the 2011 quarter was largely due to the impact of increased sales and a significant decrease in retail store labor, as a percentage of sales, resulting from the Company’s new workforce management initiatives and simplification of store merchandising processes. Other cost reduction and productivity initiatives also favorably impacted SG&A as a percentage of sales in the 2011 quarter, partially offset by increased depreciation expense.

Operating profit increased by 16 percent to $350 million, or 9.8 percent of sales, in the 2011 second quarter, compared to $301 million, or 9.4 percent of sales, in the 2010 second quarter.

Interest expense was $60.7 million in the 2011 second quarter, a decrease of $8.7 million from the 2010 second quarter. The decrease was primarily due to lower average outstanding borrowings during the period and lower all-in interest rates on the Company’s term loan primarily resulting from lower notional amounts on related interest rate swaps.

26-Week Period Results

For the 26-week period ended July 29, 2011, total sales increased 11.1 percent over the comparable 2010 period, to $7.03 billion, including an increase in same-store sales of 5.6 percent.

Gross profit, as a percentage of sales, was 31.8% in the 2011 period compared to 32.2% in the 2010 period, a decrease of 36 basis points. This decrease in the Company’s gross profit rate was primarily attributable to a higher mix of sales of consumables, which generally have lower markups than non-consumables; higher purchase costs for merchandise, resulting primarily from increased commodity and fuel costs; and higher markdowns in the 2011 first quarter to sell through winter apparel and home products. Cost of goods sold includes charges of $14.2 million in the 2011 period and $0.7 million in the 2010 period to increase the Company’s LIFO reserve. These factors were partially offset by increased pricing and lower inventory shrinkage and distribution center costs, as a percentage of sales.

SG&A expense was 22.3 percent of sales in the 2011 26-week period compared to 22.8 percent in the 2010 26-week period, a decrease of 57 basis points. SG&A, as a percentage of sales, was favorably impacted by the increase in sales, as well as cost reduction and productivity initiatives, partially offset by increased depreciation expense. Retail salaries increased at a rate lower than the increase in sales reflecting progress in the phased rollout of a new workforce management system. SG&A in the 2011 period included expenses totaling $13.1 million, or 19 basis points, for payments and accruals related to the settlement and expected settlement of two legal matters. SG&A in the 2010 period included expenses totaling $15.0 million, or 24 basis points, primarily relating to share-based compensation incurred in connection with a secondary offering of the Company’s common stock.

For the 26-week 2011 period, the Company’s operating profit rate was 9.6 percent of sales compared to an operating profit rate in the 2010 period of 9.4 percent of sales. Excluding the expenses discussed above related to the settlement and expected settlement of legal matters, the operating profit rate for the 2011 26-week period was 9.7 percent of sales. Excluding the expenses relating to the secondary offering of the Company’s common stock in the 2010 period, the operating profit rate for the 2010 26-week period was 9.6 percent of sales.

Interest expense was $126 million in the 2011 26-week period, a decrease of $15 million from the 2010 period. The decrease was primarily due to lower average outstanding borrowings during the period and lower all-in interest rates on the Company’s term loan primarily resulting from lower notional amounts on related interest rate swaps.

The effective income tax rate for the 2011 and 2010 26-week periods was 37.5 percent.

The Company reported net income of $303 million, or $0.88 per diluted share for the 2011 26-week period, compared to net income of $277 million, or $0.80 per diluted share for the 2010 period. Excluding expenses as discussed above relating to the litigation settlements in 2011 and the secondary offering in 2010, and the net losses on debt retirements in each of the 26-week periods, net income for the 2011 26-week period increased by 20 percent to $348 million, or $1.01 per diluted share, compared to adjusted net income of $291 million, or $0.84 per diluted share, in the 2010 26-week period.

Merchandise Inventories

As of July 29, 2011, total merchandise inventories, at cost, were $1.97 billion compared to $1.74 billion as of July 30, 2010, an increase of seven percent on a per-store basis. This increase primarily resulted from the expansion of the Company’s merchandise offerings related to the completion of its initiative to raise the shelf height in its stores, along with incremental purchases within the normal inventory assortment that should mitigate a portion of anticipated cost increases. Inventory turns, based on the most recent four quarters, were 5.1 times as of July 29, 2011 compared to 5.2 times as of July 30, 2010.

Long-term Obligations

On July 15, 2011, the Company redeemed the remaining $839 million outstanding aggregate principal amount of its 10.625% senior notes utilizing excess cash and revolving credit facility borrowings. The repurchase resulted in a non-operating loss in the 2011 second quarter of $58.1 million ($35.4 million net of income taxes, or $0.10 per diluted share). Previously, in April 2011, the Company repurchased $25 million aggregate principal amount of the 10.625% senior notes in the open market, resulting in a loss of $2.2 million ($1.3 million loss, net of income taxes). Total losses on the repurchases of the senior notes in the 2011 26-week period were $60.3 million ($36.7 million loss, net of income taxes, or $0.11 per diluted share). Total long-term obligations as of July 29, 2011 were $2.78 billion, a net decrease of $572 million from the end of the 2010 second quarter.

Capital Expenditures

Total additions to property and equipment in the 2011 year-to-date period were $218 million, including $52 million for improvements and upgrades to existing stores, $50 million for new leased stores, $38 million for stores purchased or built by the Company, $36 million for remodels and relocations of existing stores, $27 million for distribution and transportation related purchases and $15 million for systems-related capital projects. During the 2011 26-week period, the Company opened 301 new stores and remodeled or relocated 371 stores.

2011 Financial Outlook

The volatility of the macroeconomic environment continues to pressure the consumer and impact the Company’s cost of purchasing and delivering merchandise to its stores. Management continues to closely monitor customers’ responses to the economic and competitive climates.

For the 53-week fiscal year ending February 3, 2012, the Company currently expects to report adjusted diluted earnings per share in the range of $2.22 to $2.30, based on 346 million weighted average diluted shares and a full year 2011 tax rate of approximately 38 percent. The Company now expects total sales for the 2011 fiscal year to increase 12 percent to 14 percent, including sales in the 53rd week which are expected to be approximately 200 basis points of the total increase. Same-store sales are now expected to increase four percent to six percent, based on a comparable 52-week period. Adjusted operating profit for the 53-week 2011 period is expected to increase 14 percent to 16 percent over fiscal 2010, driven by increased sales and expense management. The Company expects the impact of purchase cost increases and weakness in discretionary spending to continue to pressure gross profit, as a percentage of sales, in the second half of the year. This guidance now includes an estimated full year LIFO charge of approximately $30 million. The increased magnitude of commodity cost pressures, which resulted in the higher LIFO charge included in the updated full year outlook, was not contemplated in the Company’s previous guidance.

The Company plans to open approximately 625 new stores and to remodel or relocate a total of approximately 575 stores, including 25 Dollar General Markets, in 2011. Capital expenditures for the fiscal year are currently expected to be in the range of $550 million to $600 million.

Conference Call Information

The Company will hold a conference call on Tuesday, August 30, 2011, at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is “Dollar General.” In addition, the call will be available online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Tuesday, September 13, 2011, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 69218420.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”), including adjusted operating profit, adjusted net income, adjusted diluted EPS, EBITDA, and adjusted EBITDA. In addition to historical results, full year earnings and operating profit guidance for fiscal 2011 are based on adjusted net income and adjusted operating profit. Reconciliations of all of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. The Company believes that providing comparisons to operating profit, net income, and diluted earnings per share, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance.

The Company believes that the presentation of EBITDA and adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “2011 Financial Outlook” and other statements regarding our fiscal 2011 outlook and intentions. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “may,” “should,” “could,” “believe,” “anticipate,” “project,” “plan,” “schedule,” “on track,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “focus,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern our strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that we expected. We derive many of these statements from our operating budgets and forecasts, which are based on many detailed assumptions that we believe are reasonable. However, it is very difficult to predict the effect of known factors, and we cannot anticipate all factors that could affect our actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  increases in commodity prices (including, without limitation, cotton, wheat, corn, sugar, oil, paper and resin);
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and healthcare;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise;
  delays or unanticipated expenses in constructing a new distribution center;
  damage or interruption to the Company’s information systems;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusual weather conditions, pandemic outbreaks, boycotts, war and geo-political events;
  the incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;
  a data security breach;
  the Company’s failure to maintain effective internal controls;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2011 and any subsequent quarterly filings on Form 10-Q; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 9,641 stores in 35 states as of July 29, 2011, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	July 29,	July 30,	January 28,
	2011	2010	2011
ASSETS
Current assets:
Cash and cash equivalents	$113,050	$281,421	$497,446
Merchandise inventories	1,973,863	1,738,439	1,765,433
Income taxes receivable	43,435	-	-
Prepaid expenses and other current assets	142,433	114,824	104,946
Total current assets	2,272,781	2,134,684	2,367,825
Net property and equipment	1,622,991	1,377,630	1,524,575
Goodwill	4,338,589	4,338,589	4,338,589
Intangible assets, net	1,245,773	1,268,990	1,256,922
Other assets, net	48,969	59,581	58,311
Total assets	$9,529,103	$9,179,474	$9,546,222

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$963	$1,595	$1,157
Accounts payable	1,122,949	941,742	953,641
Accrued expenses and other	366,623	321,672	347,741
Income taxes payable	810	14,864	25,980
Deferred income taxes	35,606	39,287	36,854
Total current liabilities	1,526,951	1,319,160	1,365,373
Long-term obligations	2,779,408	3,350,807	3,287,070
Deferred income taxes	624,034	532,313	598,565
Other liabilities	215,875	279,423	231,582
Total liabilities	5,146,268	5,481,703	5,482,590

Commitments and contingencies

Redeemable common stock	9,271	14,927	9,153

Shareholders' equity:
Preferred stock	-	-	-
Common stock	298,842	298,399	298,819
Additional paid-in capital	2,951,761	2,933,846	2,945,024
Retained earnings	1,133,943	480,266	830,932
Accumulated other comprehensive loss	(10,982)	(29,667)	(20,296)
Total shareholders' equity	4,373,564	3,682,844	4,054,479
Total liabilities and shareholders' equity	$9,529,103	$9,179,474	$9,546,222

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	July 29,	% of Net	July 30,	% of Net
	2011	Sales	2010	Sales
Net sales	$3,575,194	100.00%	$3,214,155	100.00%
Cost of goods sold	2,426,852	67.88	2,178,176	67.77
Gross profit	1,148,342	32.12	1,035,979	32.23
Selling, general and administrative expenses	798,313	22.33	735,222	22.87
Operating profit	350,029	9.79	300,757	9.36
Interest income	(26)	(0.00)	(32)	(0.00)
Interest expense	60,653	1.70	69,330	2.16
Other (income) expense	58,239	1.63	6,526	0.20
Income before income taxes	231,163	6.47	224,933	7.00
Income tax expense	85,121	2.38	83,738	2.61
Net income	$146,042	4.08%	$141,195	4.39%

Earnings per share:
Basic	$0.43		$0.41
Diluted	$0.42		$0.41
Weighted average shares outstanding:
Basic	341,534		341,001
Diluted	345,625		344,746

	For the 26 Weeks Ended
	July 29,	% of Net	July 30,	% of Net
	2011	Sales	2010	Sales
Net sales	$7,026,891	100.00%	$6,325,469	100.00%
Cost of goods sold	4,791,152	68.18	4,289,734	67.82
Gross profit	2,235,739	31.82	2,035,735	32.18
Selling, general and administrative expenses	1,564,092	22.26	1,444,255	22.83
Operating profit	671,647	9.56	591,480	9.35
Interest income	(45)	(0.00)	(38)	(0.00)
Interest expense	126,244	1.80	141,348	2.23
Other (income) expense	60,511	0.86	6,671	0.11
Income before income taxes	484,937	6.90	443,499	7.01
Income tax expense	181,926	2.59	166,308	2.63
Net income	$303,011	4.31%	$277,191	4.38%

Earnings per share:
Basic	$0.89		$0.81
Diluted	$0.88		$0.80
Weighted average shares outstanding:
Basic	341,528		340,910
Diluted	345,509		344,572

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	For the 26 Weeks Ended
	July 29,	July 30,
	2011	2010
Cash flows from operating activities:
Net income	$303,011	$277,191
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	135,871	126,156
Deferred income taxes	18,136	(4,860)
Tax benefit of stock options	(450)	(5,387)
Loss on debt retirement, net	60,303	6,387
Non-cash share-based compensation	6,798	8,366
Other non-cash gains and losses	17,709	6,466
Change in operating assets and liabilities:
Merchandise inventories	(222,669)	(219,589)
Prepaid expenses and other current assets	(37,136)	(15,822)
Accounts payable	166,690	113,976
Accrued expenses and other	18,399	(35,836)
Income taxes	(68,155)	23,269
Other	(68)	(1,011)
Net cash provided by operating activities	398,439	279,306

Cash flows from investing activities:
Purchases of property and equipment	(218,123)	(163,058)
Proceeds from sale of property and equipment	473	544
Net cash used in investing activities	(217,650)	(162,514)

Cash flows from financing activities:
Issuance of common stock	177	401
Repayments of long-term obligations	(911,361)	(58,137)
Borrowings under revolving credit agreement	371,600	-
Repayments of borrowings under revolving credit agreement	(25,600)	-
Repurchases of common stock and settlement of equity awards, net of employee taxes paid	(451)	(5,098)
Tax benefit of stock options	450	5,387
Net cash used in financing activities	(565,185)	(57,447)

Net increase (decrease) in cash and cash equivalents	(384,396)	59,345
Cash and cash equivalents, beginning of period	497,446	222,076
Cash and cash equivalents, end of period	$113,050	$281,421

Supplemental cash flow information:
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$32,276	$27,206
Cash paid for:
Interest	$137,703	$133,443
Income taxes	$231,807	$167,365

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	July 29, 2011	July 30, 2010	% Change
Consumables	$2,611,070	$2,297,374	13.7%
Seasonal	502,569	471,185	6.7%
Home products	235,803	222,459	6.0%
Apparel	225,752	223,137	1.2%
Net sales	$3,575,194	$3,214,155	11.2%

	For the 26 Weeks Ended
	July 29, 2011	July 30, 2010	% Change
Consumables	$5,140,140	$4,528,874	13.5%
Seasonal	959,626	901,236	6.5%
Home products	470,011	447,326	5.1%
Apparel	457,114	448,033	2.0%
Net sales	$7,026,891	$6,325,469	11.1%

Store Activity

		For the 26 Weeks Ended
		July 29, 2011	July 30, 2010

Beginning store count		9,372	8,828
New store openings		301	315
Store closings		(32)	(30)
Net new stores		269	285
Ending store count		9,641	9,113
Total selling square footage (000's)		69,279	64,923
Growth rate (square footage)		6.7%	7.4%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Selling, General & Administrative Expenses, Adjusted Operating Profit,
Adjusted Net Income and Adjusted Diluted Earnings Per Share
(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	July 29, 2011		July 30, 2010		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$3,575.2		$3,214.2		$361.0	11.2%

Net income	$146.0	4.08%	$141.2	4.39%	$4.8	3.4%
Repurchase of long-term obligations, net	58.1		6.4
Total adjustments	58.1		6.4
Income tax effect of adjustments	(22.7)		(2.5)
Net adjustments	35.4		3.9
Adjusted net income	$181.4	5.07%	$145.1	4.51%	$36.3	25.0%

Diluted earnings per share:
As reported	$0.42		$0.41
Adjusted	$0.52		$0.42

Weighted average diluted shares outstanding	345.6		344.7

	For the 26 Weeks Ended
	July 29, 2011		July 30, 2010		Increase
	$	% of Net Sales	$	% of Net Sales	$	%
Net sales	$7,026.9		$6,325.5		$701.4	11.1%

Selling, general and administrative ("SG&A")	$1,564.1	22.26%	$1,444.3	22.83%	$119.8	8.3%
Litigation settlements	(13.1)		-
Secondary offering expenses	-		(0.7)
Acceleration of equity-based compensation	-		(14.3)
Adjusted SG&A	$1,551.0	22.07%	$1,429.3	22.60%	$121.7	8.5%

Operating profit	$671.6	9.56%	$591.5	9.35%	$80.1	13.5%
Litigation settlements	13.1		-
Secondary offering expenses	-		0.7
Acceleration of equity-based compensation	-		14.3
Adjusted operating profit	$684.7	9.74%	$606.5	9.59%	$78.2	12.9%

Net income	$303.0	4.31%	$277.2	4.38%	$25.8	9.3%
Litigation settlements	13.1		-
Secondary offering expenses	-		0.7
Acceleration of equity-based compensation	-		14.3
Repurchase of long-term obligations, net	60.3		6.4
Total adjustments	73.4		21.4
Income tax effect of adjustments	(28.7)		(8.1)
Net adjustments	44.7		13.3
Adjusted net income	$347.7	4.95%	$290.5	4.59%	$57.2	19.7%

Diluted earnings per share:
As reported	$0.88		$0.80
Adjusted	$1.01		$0.84

Weighted average diluted shares outstanding	345.5		344.6

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)
(in millions, except per share amounts)

Fiscal 2011 Earnings Guidance

	For the Year		For the Year
	(53 Weeks) Ended		(52 Weeks) Ended
	February 3, 2012		January 28, 2011	Forecasted
	Forecast of Range			Percent Increase
	Low End	High End	Actual	Low End	High End

Net sales	$14,612.7	$14,861.8	$13,035.0	12%	14%

Operating profit	$1,455.9	$1,486.2	$1,274.1	14%	17%
Litigation settlements	13.1	13.1	-
Acceleration of equity-based compensation	-	-	18.6
Secondary offering expenses	-	-	1.1
Adjusted operating profit	$1,469.0	$1,499.3	$1,293.8	14%	16%

Net income	$724.5	$752.7	$627.9	15%	20%
Litigation settlements	13.1	13.1	-
Acceleration of equity-based compensation	-	-	18.6
Secondary offering expenses	-	-	1.1
Repurchase of long-term obligations, net	60.3	60.3	14.6
Total adjustments	73.4	73.4	34.3
Income tax effect of adjustments	(28.7)	(28.7)	(13.0)
Net adjustments	44.7	44.7	21.3
Adjusted net income	$769.2	$797.4	$649.2	18%	23%

Diluted earnings per share:
As reported	$2.09	$2.18	$1.82	15%	20%
Adjusted	$2.22	$2.30	$1.88	18%	22%

Weighted average diluted shares outstanding	346.0	346.0	344.8

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	For the Quarter		For the		For the Four Quarters
	(13 Weeks) Ended		26 Weeks Ended		(52 Weeks) Ended
	July 29,	July 30,	July 29,	July 30,	July 29,	July 30,
(In millions)	2011	2010	2011	2010	2011	2010

Net income	$146.0	$141.2	$303.0	$277.2	$653.7	$440.0
Add (subtract):
Interest income	(0.0)	(0.0)	(0.0)	(0.0)	(0.2)	(0.0)
Interest expense	60.7	69.3	126.3	141.3	259.1	307.8
Depreciation and amortization	65.4	59.8	129.7	119.9	252.1	238.7
Income taxes	85.1	83.7	181.9	166.3	372.7	275.8
EBITDA	357.2	354.0	740.9	704.7	1,537.4	1,262.3

Adjustments:
Loss on debt retirement, net	58.1	6.4	60.3	6.4	68.5	61.7
Loss on hedging instruments	0.1	0.1	0.2	0.2	0.4	2.7
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	-	-	-	-	-	(1.7)
Advisory and consulting fees to affiliates	-	-	-	0.1	-	60.6
Non-cash expense for share-based awards	3.3	3.4	6.8	9.5	13.3	22.1
Litigation settlements and related costs, net	-	-	13.1	-	13.1	-
Indirect costs related to merger and stock offering	-	-	-	0.8	0.5	6.2
Other non-cash charges (including LIFO)	12.1	3.4	17.6	5.2	23.9	3.0
Total Adjustments	73.6	13.3	98.0	22.2	119.7	154.6
Adjusted EBITDA	$430.8	$367.3	$838.9	$726.9	$1,657.1	$1,416.9

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Continued)
(Dollars in millions)

Senior Secured Incurrence Test

	July 29,	July 30,
	2011	2010
Senior secured debt	$2,329.7	$1,985.4
Less: cash	113.1	281.4
Senior secured debt, net of cash	$2,216.6	$1,704.0
Adjusted EBITDA	$1,657.1	$1,416.9
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	1.3x	1.2x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	July 29,	July 30,
	2011	2010
Total long-term obligations	$2,780.4	$3,352.4
Adjusted EBITDA	$1,657.1	$1,416.9
Ratio of long-term obligations to Adjusted EBITDA	1.7x	2.4x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	July 29,	July 30,
	2011	2010
Total long-term obligations	$2,780.4	$3,352.4
Less: cash	113.1	281.4
Total long-term obligations, net of cash	$2,667.3	$3,071.0
Adjusted EBITDA	$1,657.1	$1,416.9
Ratio of long-term obligations, net of cash, to Adjusted EBITDA	1.6x	2.2x

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Earnest, 615-855-5209